Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEW YORK	610 Newport Center Drive, 17th Floor Newport Beach, California 92660-6429 TELEPHONE (949) 760-9600 FACSIMILE (949) 823-6994 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

September 23, 2010

SHG Services, Inc.

18831 Von Karman, Suite 400

Irvine, California 92612

Re:	Registration of Securities of SHG Services, Inc. on Form S-1
(File No. 333-167041)

Ladies and Gentlemen:

We have acted as counsel to Sun Healthcare Group, Inc., a Delaware corporation (“Sun”) and parent of SHG Services, Inc., a Delaware corporation (the “Company”), in connection with the distribution by Sun, on a pro rata basis, of all of the outstanding shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to Sun’s stockholders (the “Separation”). The Shares are being issued pursuant to a Registration Statement on Form S-1, File No. 333-167041 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for purposes of registering the issuance of the Shares in connection with the Separation under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion, and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, upon the filing of the

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Amended and Restated Certificate of Incorporation in substantially the form attached to the Registration Statement as Exhibit 3.1, the Shares will have been duly authorized by all necessary corporate action on the part of the Company and, at the time of the Separation, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the proxy statement/prospectus that constitutes part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP